Exhibit 10.1

Execution Version

SECURED PROMISSORY NOTE

$32,686,256.40	July 3, 2017 (the “Effective Date”)

FOR VALUE RECEIVED, ICP Merger Sub, LLC, a Delaware limited liability company (the “Merger Sub” and the “Initial Maker”), to be merged with and into Illinois Corn Processing, LLC, a Delaware limited liability company (the “Target”), following the consummation of the Merger (as defined in the Merger Agreement referenced below), as Maker, hereby promises to pay to the order of Illinois Corn Processing Holdings Inc. (the “Payee”), the original principal sum of THIRTY-TWO MILLION, SIX HUNDRED EIGHTY-SIX THOUSAND, TWO HUNDRED FIFTY-SIX DOLLARS AND FORTY CENTS ($32,686,256.40) (as may be adjusted from time to time pursuant to the terms below, the “Loan”) together with interest and any other obligations payable hereunder, in each case in the manner described herein. Certain terms used herein are as defined in Annex A. Further, Pacific Ethanol Central, LLC, a Delaware limited liability company (“PEC”) is a party hereto. This Secured Promissory Note (this “Note”) is a “Promissory Note” for purposes of that certain Agreement and Plan of Merger, dated as of June 26, 2017 (as amended, restated, supplemented or otherwise modified from time to time ,the “Merger Agreement”), by and among PEC, as Buyer, the Merger Sub, the Target, MGPI Processing, Inc. and the Payee as Sellers, pursuant to which Merger Sub will merge with and into the Target, with the Target surviving as a wholly-owned subsidiary of PEC and as the Maker hereunder.

1.     Adjustment to Principal Amount of Note. Upon the completion of the determination of the “Final Working Capital” (as defined in the Merger Agreement) pursuant to Section 1.7 of the Merger Agreement (the date of such determination, the “Final Working Capital Date”), the face amount of this Note (without giving effect to any reduction on account of any payment or prepayment prior to the Final Working Capital Date) shall automatically be deemed, immediately and without requirement for any further action, adjusted such that the original principal amount of this Note shall be equal to the amount set forth below under the heading “Adjusted Principal Amount”, which Adjusted Principal Amount shall be as follows:

Working Capital Adjustment Amount	Adjusted ICPH Principal Amount, in dollars
In the event that an “Adjusted Excess Amount” exists pursuant to Section 1.7 of the Merger Agreement	The sum of (a) $32,686,256.40 plus (b) the product of (i) such Adjusted Excess Amount multiplied by (ii) 70%
In the event that an “Adjusted Shortfall Amount” exists pursuant to Section 1.7 of the Merger Agreement	The sum of (a) $32,686,256.40 minus (b) the product of (i) such Adjusted Shortfall Amount multiplied by (ii) 70%

; in each case, with same effect as if such adjusted principal amount were set forth above as the original face amount of this Note on the date hereof. Such determination of the Adjusted Principal Amount shall be made in accordance with the Merger Agreement and subject to the approval of the Payee and the Maker pursuant thereto. Upon written request by the Maker to the Payee, from time to time, the Payee shall confirm in writing the Adjusted Principal Amount.

2.     Interest. Interest shall accrue on the unpaid principal amount of this Note and be calculated on the basis of a 360 day year at LIBOR plus the Applicable Margin. In the event of any adjustment of the principal amount of the Note as set forth in Section 1, the applicable rate of interest shall accrue, and shall be deemed to have accrued on the unpaid principal amount of the note as adjusted pursuant to Section 1 as of the Effective Date. Notwithstanding anything to the contrary set forth elsewhere herein, upon the occurrence and during the continuance of an Event of Default, the outstanding principal amount of this Note, and all accrued and overdue interest, shall bear interest until paid at the rate then applicable to the principal amount of this Note plus 2.00% per annum and shall be payable on demand.  Interest shall accrue on a daily basis, based on the actual number of days elapsed, and shall be payable on the earlier of (x) the date on which the entire amount of principal outstanding under this Note is repaid in full or (y) on the Maturity Date.

3.     Term; Maturity Date. Subject only to the acceleration provisions of Section 10, all unpaid principal, fees and accrued and unpaid interest shall be due and payable in full on January 3, 2019 (the “Maturity Date”).

4.     Voluntary Prepayments. The Maker may at any time prepay any principal amount of this Note in whole, or in part, without premium or penalty, provided that any prepayment under this Note shall be accompanied by a simultaneous pro rata prepayment under the MGP Note. By way of example, if the Maker makes a principal prepayment under this Note in the amount of $70, the Maker shall make a simultaneous prepayment under the MGP Note in the amount of $30.

5.      Mandatory Prepayments. On the date of receipt of any net cash proceeds by the Maker in excess of $1,000,000 over the term of this Note from the conveyance, assignment, sale, sale and leaseback, lease or sublease (as lessor or sublessor), license, exchange, transfer or other disposition of any property constituting Collateral, whether now owned or hereinafter acquired, the Maker shall pay to the Payee an amount equal to 70% of such excess net cash proceeds, which payment shall be applied by the Payee upon receipt thereof to reduce the outstanding balance of the Note. On the date of receipt of any net cash proceeds in excess of $30,000,000 from insurance, condemnation awards or other compensation in respect of one or more casualty events involving any one or more related properties constituting Collateral, the Maker shall pay to the Payee an amount equal to 70% of any such net cash proceeds, which payment shall be applied by the Payee upon receipt thereof to reduce the outstanding balance of the Note.

6.     General Payment Terms. All payments of principal of, and interest upon, this Note shall be made by the Maker to the Payee in cash in immediately available funds in lawful money of the United States of America, by wire transfer to the bank account designated by the Payee in writing from time to time. All payments under this Note shall be made to the Payee without withholding, defense, set-off, counterclaim or deduction. Payments and prepayments made to the Payee by the Maker hereunder shall be applied first to expenses recoverable under Section 14, then accrued interest and then to principal (provided that the Maker acknowledges that the application of such amounts as between the Payee and MGP shall be in accordance with the Master Terms Agreement). If the due date of any payment under this Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension. From time to time, within five (5) days of written request by the Maker, the Payee shall provide the Maker with a reasonably detailed statement of all amounts outstanding under the Note on a line item basis, provide all supporting invoices and other documentation with respect to any expenses seeking to be recovered by the Payee pursuant to Section 14, and to provide to Borrower, as well as any third party to the extent directed to do so by Borrower, with a payoff demand good for no less than ten (10) days of the issuance thereof.

7.     Pledge of Interests in and to ICP. As collateral security for the payment and performance as and when due of all Obligations (whether at stated maturity, by acceleration or otherwise and whether arising under this Note, the Mortgage or any other Credit Document), PEC hereby pledges and grants to the Payee a security interest in all of PEC’s right, title and interest in the following property, assets and revenues, whether now owned by PEC or hereafter acquired and whether now existing or hereafter coming into existence (all of the property, assets and revenues described in this Section 7 being collectively referred to herein as the “PEC Collateral”):

(a)     all limited liability company interests issued by the Maker, together with all certificates representing the same;

(b)     all limited liability company interests and other ownership or equity interests of any class issued by the Maker, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the limited liability company interests issued by the Maker, or resulting from a split-up, revision, reclassification or other like change of such interests or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect thereof;

(c)     all shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person of any successor entity of any merger or consolidation involving the Maker, but only to the extent of the interests in and to the Maker; and

(d)     all proceeds of and to any of the foregoing.

The obligations of PEC under this Section 7 are primary, absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Maker under this Note, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the actual performance of the Obligations), it being the intent of this Section 7 that the obligations of PEC hereunder shall be absolute and unconditional, joint and several, under any and all circumstances and shall apply to any and all Obligations now existing or in the future arising, as such Obligations are reduced from time to time in accordance with this Note, including any payments received on account thereof.

Notwithstanding anything to the contrary set forth elsewhere herein or in any other Credit Document, (a) any obligations of PEC arising under this Note and any other Credit Document are limited to its interests, rights and title in and to the PEC Collateral and do not constitute personal obligations of or liability to PEC, except to the extent of any fraud or willful misconduct by PEC with respect to the PEC Collateral, (b) the general credit of PEC is not obligated or available for the payment of the Obligations created or secured by the Notes or any other Credit Document and, except to the extent of any fraud or willful misconduct by PEC with respect to the PEC Collateral, the Payee will not look, and shall be prohibited from looking, to PEC or its directors, officers, employees representatives, or its interest holders with respect to the Obligations or any covenant, stipulation, promise, indemnity, agreement or obligation contained in the Note or any other Credit Document, (c) in enforcing its rights and remedies under the Credit Documents, the Payee will look solely to any or all of the PEC Collateral, the ICP Collateral and the Maker for the payment of such Obligations pursuant to the Credit Documents and for the performance of the provisions hereof and thereof and shall not look to PEC except to the extent of any fraud or willful misconduct by PEC with respect to the PEC Collateral, and (d) the Payee will not seek a deficiency or other money judgment against any PEC Party and will not institute any separate action against PEC by reason of any default that may occur in the performance of any of the terms and conditions of the Credit Documents, except to the extent required to do to enforce its rights against the PEC Collateral and except to the extent of any fraud or willful misconduct by PEC with respect to the PEC Collateral. This provision shall not be construed as in any way adversely affecting or impairing the Payee’s lien as against the PEC Collateral or Payee’s right and remedies with respect thereto pursuant to this Note or applicable law, including foreclosure.

8.     Security Grant from the Maker. As collateral security for the payment and performance as and when due of all Obligations (whether at stated maturity, by acceleration or otherwise and whether arising under this Note, the Mortgage or any other Credit Document), the Maker hereby pledges and grants to the Payee a security interest in all of its right, title and interest in the following property, assets and revenues, whether now owned by the Maker or hereafter acquired and whether now existing or hereafter coming into existence (all of the property, assets and revenues described in this Section 8 being collectively referred to herein as the “ICP Collateral” and together with the collateral as described in the Mortgage and the PEC Collateral, the “Collateral”):

(a)     all accounts, as-extracted collateral, chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, documents, equipment, financial assets, fixtures, general intangibles, goods, instruments (including promissory notes), insurance, intellectual property, inventory, investment property, letter-of-credit rights, payment intangibles, equity interests, receivables and receivables records, securities, securities accounts, security entitlements and software (as and to the extent such terms are defined in the UCC);

(b)     all other tangible and intangible property whatsoever; and

(c)     all proceeds of and to any of the foregoing.

9.     Events of Default. An “Event of Default” shall exist hereunder if any one or more of the following events shall occur:

(a)     the Maker shall fail to pay the Loan, including interest, and all other amounts, in full in cash on the Maturity Date, the Maker fails to make any required payment to the Payee pursuant to Section 5 within five (5) Business Days of the Maker’s receipt of the funds required to be paid to Payee pursuant to Section 5, or fails to pay any other amount as and when required to be made hereunder and such failure continues for more than ten (10) days after written demand therefor by the Payee to the Maker; or

(b)     the Maker (or PEC with respect to the PEC Collateral only) shall fail to perform or observe any term, covenant or agreement to be performed or observed by it contained in paragraphs (a), (c), (d), (e), (f), (g), (h) or (j) of Annex B; provided that, except for paragraph (c), if such default or failure is involuntary, inadvertant or by mistake and is capable of cure, such default or failure shall not constitute an Event of Default if cured to the reasonable satisfaction of the Payee within ten (10) days of the occurrence of such default; or

(c)     the default or failure to perform any other obligations of the Maker or PEC set forth herein, in the Mortgage or in any other Credit Document as and when required (after expiration of all applicable notice and cure periods); provided that, if such default or failure is capable of cure, such default or failure shall not constitute an Event of Default if cured to the reasonable satisfaction of the Payee within thirty (30) days after written demand for cure thereof to the Maker from the Payee or, if such cure by its nature would take more than thirty (30) days to cure, then, so long as the Maker is diligently pursuing such cure, the Maker shall have up to an additional thirty (30) days to cure such default or failure before such default shall constitute an Event of Default; or

(d)     the failure of any representation or warranty set forth herein, in the Mortgage or in any other Credit Document to be true, correct and complete in any material respect; provided that, if such failure is subject to cure, such failure shall not constitute an Event of Default if cured to the reasonable satisfaction of the Payee within thirty (30) days after written demand for cure to the Maker from the Payee or, if such cure by its nature would take more than thirty (30) days to cure, then, so long as the Maker is diligently pursuing such cure, the Maker shall have up to an additional thirty (30) days to cure such default before such default shall constitute an Event of Default; or

(e)     the Maker or PEC institutes or consents to any liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar proceeding under any Debtor Relief Law with respect to it or any of the Collateral; or any such proceeding is instituted against the Maker or PEC and is not dismissed within the earlier of (i) prior to the entry for an order for relief or similar order adjudicating the Maker or PEC as subject to such proceeding or (ii) ninety (90) days after the commencement thereof; or

(f)     any judgment, writ, warrant of attachment or execution or similar process is issued or levied against the Maker or any of the Collateral in an amount in excess of $3,000,000 and is not otherwise covered by insurance, released, vacated, stayed or fully bonded by the earlier of (i) within sixty (60) calendar days after its issue or levy or (ii) at least thirty (30) days prior to any execution or foreclosure sale with respect thereto; or

(g)      a Change of Control; or

(h)     the failure to comply with paragraph (b) of Annex B or any Lien (other than a Permitted Lien) is created, incurred, assumed or permitted to exist on any property or asset constituting PEC Collateral; provided that, in each case, if the creation of any such Lien is involuntary, inadvertent or by mistake, and is capable of cure, it shall not constitute an Event of Default if such Lien is terminated, removed or released to the reasonable satisfaction of the Payee within the earlier of, any enforcement of such Lien or thirty (30) days written demand for cure thereof to the Maker from Payee or, if such cure by its nature would take more than thirty (30) days to cure, then, so long as the Maker diligently pursuing such cure, the Maker shall have up to an additional thirty (30) days to cure such default or failure before such default shall constitute an Event of Default; or

(i)     there shall have occurred any “Event of Default” under and as defined in the MGP Note; or

(j)     all or any material part of this Note, the Mortgage or any other Credit Document delivered by or on behalf of the Maker in order to grant or perfect a Lien as security for any of the Obligations is or becomes void, illegal, invalid, unenforceable or of limited force and effect, or the Payee does not have or ceases to have a valid and perfected first priority Lien (subject to any Permitted Lien) in any Collateral for any reason other than the failure of the Payee to take any action within its control; provided that, if such default or failure is capable of cure, such default or failure shall not constitute an Event of Default if cured to the reasonable satisfaction of the Payee within thirty (30) days written demand for cure thereof to the Maker from Payee or, if such cure by its nature would take more than thirty (30) days to cure, then, so long as the Maker diligently pursuing such cure, the Maker shall have up to an additional thirty (30) days to cure such default or failure before such default shall constitute an Event of Default.

10.     Remedies. Upon the occurrence of any Event of Default specified in Section 9(e), the principal amount of this Note together with any interest thereon, all fees and all other Obligations shall become immediately and automatically due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Maker). Upon the occurrence and during the continuance of any other Event of Default, the Payee may, by written notice to the Maker, declare the principal amount of this Note together with any interest thereon to be due and payable, and the principal amount of this Note together with any such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Maker). Following any such demand, the Maker shall immediately pay to such holder all amounts due and payable with respect to this Note. If an Event of Default shall have occurred and is continuing, the Payee shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Payee were the sole and absolute owner thereof (and the Maker agrees to take all such action as may be appropriate to give effect to such right).

11.     Representations and Warranties. The Maker, and PEC to the extent applicable to it, each separately and severally represents and warrants to the Payee as follows:

(a)     General Representations. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to execute, deliver and perform its obligations under this Note and the other Credit Documents to which it is a party.  It has duly authorized and taken all other appropriate action for the execution, delivery and performance of this Note and any other document or instrument delivered pursuant hereto or in connection herewith and the consummation of the transactions provided for in this Note.  It has duly executed and delivered this Note and the other Credit Documents to which is it’s a party, this Note and such other Credit Documents constitute its legal, valid and binding obligation, enforceable in accordance with its terms except as enforceability thereof may be limited by any Debtor Relief Laws and by equitable principles, whether considered at law or in equity.  Its execution and delivery of this Note and the other Credit Documents to which it is a party, the performance of the obligations or transactions contemplated by this Note and such other Credit Documents and the fulfillment of the terms of this Note and such other Credit Documents will not (i) conflict with or violate any of its organizational documents or any contractual obligations applicable to it (ii) conflict with or violate any order, judgment or decree of governmental authority binding on it, (iii) require any approval of its equityholders or any approval or consent of any Person under any contractual obligation of such representing Person, except for such approvals or consents which will be obtained on or before the date hereof, or (iv) conflict with or violate any applicable laws, or (v) result in or require the creation or imposition of any Lien upon any of its properties or assets (other than any Liens created under this Note, the MGP Note and the Mortgage).  It has duly obtained, effected or given all authorizations, consents, licenses, orders or approvals of or registrations or declarations with any governmental authority or any other Person required in connection with the execution and delivery of this Note and the performance of the transactions contemplated by this Note, and such authorizations, consents, licenses, orders or approvals of or registrations or declarations are in full force and effect. There are no actions, suits or proceedings by or before any arbitrator or governmental authority pending against or, to its knowledge, threatened against or affecting it as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a material adverse effect on (x) the ability of the Maker to fully and timely perform the Obligations, (y) the legality, validity, binding effect or enforceability of this Note against the Maker or the Collateral, or (z) the rights, remedies and benefits available to, or conferred upon, the Payee under this Note. It is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)     Collateral Representations. The full and correct legal name, type of organization, jurisdiction of organization and mailing address of the Maker and PEC respectively are correctly set forth in Schedule 1. The Equity Interests are not certified. The Equity Interests are duly authorized, validly existing, fully paid and non-assessable, and none of the Equity Interests are or will be while the Obligations are outstanding, subject to any contractual restriction, or any restriction under the organizational documents of the Maker except as contemplated herein.

(c)     No Article 8 Security. The Maker and PEC represent and warrant to the Payee that none of the Maker’s Equity Interests are a “security”, as such term is defined in UCC Article 8, and that neither the Maker nor PEC will cause or permit the Maker to “opt-in” to UCC Article 8 or to otherwise cause or permit any of the Maker’s Equity Interests to be a security for purposes of UCC Article 8.

12.     Covenants. The Maker and PEC each covenants and agrees as provided in Annex B.

13.     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial, Etc. This Note shall be governed by, and construed in accordance with, the law of the State of New York. The Maker, PEC and Payee hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, borough of Manhattan for the purposes of all legal proceedings arising out of or relating to this Note or the transactions contemplated hereby. Notwithstanding the foregoing, the Payee may commence any action to enforce any Lien in any court located in any state or other location that would otherwise have proper jurisdiction with respect to such enforcement action. This Note may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Note. Delivery of an executed counterpart of a signature page to this Note by electronic transmission shall be as effective as delivery of an original executed counterpart of this Note. This Section 13 shall survive the termination of this Note. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

14.     Expenses; Amendments; Notices. The Maker and the Payee shall each be solely responsible and bear their own respective fees, costs and expenses, including any and all attorneys’ fees and costs, incurred in connection with the drafting, negotiation, execution and delivery of this Note. The Maker shall pay within fifteen (15) days of written demand therefore by the Payee to the Maker, provided that such demand includes a detailed listing of all such costs and expenses and supporting documentation relating to same (except for any information of a confidential legal nature, including narrative descriptions of legal work involving strategy or the identification or assessment of risks or liabilities, which information may be redacted or omitted), all reasonable costs and expenses of the Payee, including reasonable attorney’s fees and costs, in connection with (a) any amendment to the extent requested by the Maker and any forbearance, waiver, consent, restructuring or reorganization of the Note or the Maker (including with respect of the bankruptcy of the Maker), and (b) enforcement or attempted enforcement of the Note, and any matter related thereto; provided that (i) any such fees and costs shall be limited to those incurred by ICPH or MGP, but not both and (ii) in the event the Maker is the prevailing party in any such enforcement proceedings, the Maker, not the Payee, shall be entitled to all of its reasonable fees and costs, including reasonable attorneys’ fees and costs. To the extent any of the foregoing fees, costs and expenses of the Payee in this Section 14 are not reimbursed within a reasonable period following demand therefor, the Payee and MGP shall ratably share such fees, costs and expenses in proportion to the respective amounts due under their respective Promissory Notes. This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Maker, PEC and the Payee, provided that Payee and MGP may periodically amend or otherwise modify the Master Terms Agreement without providing notice to or obtaining the consent of the Maker or PEC. All notices and other communications in respect of this Note shall be given or made in writing at the address as shall be designated by such party in a notice to the other party. Except as otherwise provided in this Note, all such communications shall be deemed to have been duly given when transmitted by electronic transmission (subject to receipt of confirmation thereof by recipient), the next day when delivered overnight mail by a national carrier or upon personal delivery or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

15.     Right of Setoff. If an Event of Default shall have occurred and be continuing, the Payee and each of its affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Payee or any such affiliate to or for the credit or the account of the Maker against any and all of the obligations of the Maker now or hereafter existing hereunder to the Payee or, irrespective of whether or not the Payee shall have made any demand hereunder and although such obligations of the Maker may be contingent or unmatured or are owed to a branch or office of the Payee different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Payee and its affiliates hereunder are in addition to other rights and remedies (including other rights of setoff) that the Payee or its affiliates may have.

16.     Assignments. The Maker may not assign any of its rights or obligations under this Note without the consent of the Payee. The Payee may at any time assign all or a portion of its rights and obligations under this Note without the prior written consent of the Maker, but upon notice to the Maker, which notice shall set forth the name address and contact information of such assignee; provided that, in the event of any partial assignment or assumption to any Person, the Maker shall have no obligation to communicate with or otherwise report to such assignee and such assignee shall not have any rights of consent or approval, with all such rights remaining with the Payee. Subject to the foregoing, from and after the effective date specified in each assignment and assumption, the assignee thereunder shall be a party to this Note and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of the Payee under this Note, and the Payee shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Note (and, in the case of an assignment and assumption covering all of the Payee’s rights and obligations under this Note, the Payee shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 14 with respect to facts and circumstances occurring prior to the effective date of such assignment, subject to any corresponding obligations and liabilities of the Payee with respect thereto. In no event shall the Payee make any assignment to, or allow any assumption by, any Person (other than an affiliate of the Payee) which would constitute a competitor of the Maker or its affiliates with respect to procurement, manufacture, production, delivery and sale of ethanol and related products.

17.     Conditions Precedent. The effectiveness of this Note, and any obligation of the Payee to extend any financing to the Maker on the date hereof or the creation of any of the Obligations hereunder by the Maker, is expressly subject to the satisfaction of the following conditions on or before the date hereof:

(a)     The Closing Date under the Merger Agreement shall have occurred;

(b)     The Payee shall have received this Note originally executed and delivered by each Person party hereto and the Payee shall have received a copy of the fully executed Mortgage, with the original copy of the Mortgage being delivered to Commonwealth Land Title Insurance Company (the “Title Company”) for recording at closing;

(c)     ICPH, as agent for itself and MGP, shall have received an ALTA mortgagee title insurance policy or unconditional commitments therefor issued by the Title Company, naming ICPH, in its capacity as such agent, as insured with respect to the real property which is the subject of the Mortgage (the “Title Policy”), the insured amount to be equal to the face amount of this Note and the MGP Note; provided that ICPH, in its capacity as such agent, shall have paid the Title Company all expenses and premiums of the Title Company together with all other sums required in connection with the issuance of the Title Policy (with such premiums and costs of ICPH, in its capacity as such agent, being allocated between ICPH and MGP pursuant to the Master Terms Agreement); provided further that all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage in the appropriate real estate records shall be paid equally by ICPH, in its capacity as such agent, and the Maker (with all costs of ICPH, in its capacity as such agent, being allocated pursuant to the Master Terms Agreement);

(d)     ICPH, as agent for itself and MGP, shall have received a favorable written opinion from counsel admitted to the practice of law in the State of Illinois with respect to the form of mortgage being in proper form for recording, upon recording the liens created by such Mortgage shall attach to the real property described therein and, to the extent Illinois law is applicable to the Mortgage, the enforceability of the Mortgage under Illinois law, all subject to and limited by customary and reasonable qualifications, limitations and assumptions; and

(e)     The Payee shall have received each material organizational document of each of the Maker and PEC to the extent necessary to confirm authority to execute, deliver and perform the Note and the other Credit Documents, together with such consents, resolutions, signature and incumbency certificates as reasonably required with respect thereto.

18.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Note and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, supplemented or otherwise modified from time to time.

IN WITNESS WHEREOF, the Maker and PEC have caused this Note to be executed and delivered by their duly authorized officers, as of the date and year and at a place first above written.

ICP MERGER SUB, LLC, as Initial Maker, by its sole member

By:	/s/ Neil M. Koehler
Name:	Neil M. Koehler
Title:	Chief Executive Officer and President

ILLINOIS CORN PROCESSING, LLC, as Maker immediately following the Merger

By:	/s/ Neil M. Koehler
Name:	Neil M. Koehler
Title:	Chief Executive Officer and President

PACIFIC ETHANOL CENTRAL, LLC

By:	/s/ Neil M. Koehler
Name:	Neil M. Koehler
Title:	Chief Executive Officer and President

ANNEX A

Definitions. The following capitalized terms, when used in this Note, shall have the following meanings:

“Applicable Margin” means, for any day in any period, the corresponding rate per annum set forth below under the caption “Margin”:

Period	Margin
Commencing on the date hereof and ending on the 3-month anniversary of the date hereof	5.00%
Commencing on the date immediately following the 3-month anniversary of the date hereof and ending on the first anniversary of the date hereof	8.00%
At all times thereafter	10.00%

; provided that if any period above would otherwise expire on a day that is not the last day of an Interest Period, such period shall end on the nearest Interest Period end date.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York and (b) with respect to any LIBOR Determination Date, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. Dollar deposits in the London interbank market.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Capital Expenditures” means, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, software or additions to equipment (including replacements, capitalized repairs and improvements) which should be capitalized under GAAP on the balance sheet of such Person.

“Change of Control” means (a) the failure of Maker to at all times be a wholly owned subsidiary of PEC, with the Maker being Controlled by PEC subject only to the rights and remedies of Payee pursuant to the Credit Documents or (b) the failure of PEC to continue to be Majority Owned and Controlled by Pacific Ethanol, Inc., a Delaware corporation. For purposes of this definition the term “Majority Owned” means, with respect to any Person, an equity ownership interest in such Person, whether held directly or indirectly or some combination thereof, of at least fifty-one percent (51%), and the term “Controlled” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other equity interests, by contract or otherwise (notwithstanding that, in the case of clause (b) above only, other Persons may have the right to participate in or veto significant managerial decisions).

“Credit Documents” means this Note, the MGP Note, the Mortgage and any DACA.

“DACA” means one or more deposit account control agreements in favor of ICPH, as agent for itself and MGP.

“Debtor Relief Law” means the Bankruptcy Reform Act of 1978, codified as 11 U.S.C. §§101 et seq, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“ICPH” means Illinois Corn Processing Holdings Inc.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Interest Period” means an interest period of three months initially commencing on the date hereof and thereafter commencing on the date on which the immediately preceding Interest Period expires.

“LIBOR” means, for any LIBOR Determination Date, the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits of U.S. Dollars for a 3-month interest period that is quoted by Bloomberg (or, to the extent such service ceases to be available, any successor to such service as determined by the Payee) at approximately 11:00 a.m. (London, England time) on such LIBOR Determination Date; provided that if LIBOR shall be less than zero on any LIBOR Determination Date, such rate shall be deemed to be zero for the purposes of this Note. In the event LIBOR is indeterminable or unavailable as of any LIBOR Determination Date, LIBOR for the applicable Interest Period shall be deemed to be the rate in effect for the immediately preceding Interest Period.

“LIBOR Determination Date” means the date that is two Business Days prior to the first day of an Interest Period.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Equity Interests, any purchase option, call or similar right of a third party with respect to such Equity Interests.

“Maker” means (a) immediately prior to the consummation of the Merger, the Initial Maker, and (b) immediately following the consummation of the Merger, the Target.

“Master Terms Agreement” means the Master Terms Agreement in the form attached as Exhibit A. For avoidance of doubt, the Master Terms Agreement is not a Credit Document.

“MGP” means MGPI Processing, Inc.

“MGP Note” means the Promissory Note (as defined in the Merger Agreement) in favor of MGP.

“Mortgage” means the first priority mortgage delivered or caused to be delivered by the Maker naming ICPH, as agent for itself and MGP, as mortgagee, in form and substance reasonably satisfactory to the Payee with respect to certain real property and fixtures owned by the Maker.

“Obligations” means all obligations of the Maker under the Credit Documents, whether now existing or hereafter arising or incurred, and whether absolute, contingent or otherwise, including all obligations to pay principal, fees and interest (including any default interest and any interest accruing after the commencement of any case under any Debtor Relief Law) under the Notes, the Mortgage and any DACA, and all expenses, indemnification obligations and other amounts payable by the Maker under any of the Credit Documents, in each case whether accruing or arising before or after the commencement of any case under any Debtor Relief Law (and whether or not such amounts are enforceable, allowed or allowable as a claim in whole or in part in such case).

“Permitted Liens” means (a) the liens created in favor of the Payee and MGP pursuant to the Credit Documents, (b) in the case of ICP Collateral, inchoate liens arising by operation of law which were incurred in the ordinary course of business, including carriers’, warehousemen’s and mechanics’ Liens and other similar Liens; provided that, to the extent such inchoate liens become a presently existing Lien against any of the ICP Collateral, such Lien shall still constitute a permitted Lien so long as (i) in the aggregate, such Liens do not materially detract from, taken as a whole, the value of the ICP Collateral or otherwise materially impair the operations of the business of ICP or (ii) such Liens are being contested in good faith by appropriate proceedings, which proceedings have the effect of postponing or preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with generally accepted accounting principles and any such Liens are paid or released at least thirty (30) days prior to any such forfeiture or foreclosure sale, (c) in the case of ICP Collateral, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation, (d) in the case of ICP Collateral, Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made, (e) in the case of ICP Collateral, Liens securing Indebtedness permitted under Section 12(a)(ii), so long as such Indebtedness is incurred prior to or within 90 days after such acquisition, construction, lease or improvement and such Lien does not encumber assets other than the specific assets acquired in connection with the incurrence of such Indebtedness, (f) those Liens, encumbrances and other exceptions to title identified in Schedule B of the Title Policy and (g) any other charge, encumbrance, claim or right which constitutes a Lien against the ICP Collateral to the extent such charge, encumbrance, claim or right existed prior to and continues after the Closing of the merger pursuant to the Merger Agreement.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Maker, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

ANNEX B

The Maker and, to the extent applicable, PEC covenant and agree as follows:

(a) Indebtedness. The Maker will not create, incur, assume or permit to exist any Indebtedness except: (i) Indebtedness created hereunder; (ii) purchase money Indebtedness, including capital lease obligations, for fixed or capital assets so long as such Indebtedness is incurred prior to or within 90 days after such acquisition, construction, lease or improvement and is secured only by the assets acquired in connection with the incurrence of such Indebtedness; (iii) unsecured Indebtedness incurred in good faith and in the ordinary course of ICP’s business and operations, including any Indebtedness owed to affiliates of the Maker so long as permitted under clause (d)(ii) or (g) below; and (iv) any indebtedness which is permitted as a Permitted Lien.

(b) Liens. The Maker will not create, incur, assume or permit to exist any Lien on any property or asset constituting Collateral, whether now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Liens.

(c) Fundamental Changes. Except as contemplated in the Merger Agreement, the Maker will not, and PEC will not permit the Maker to (i) merge into or consolidate with any other Person, (ii) permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (in each case, whether now owned or hereafter acquired) or (iii) liquidate or dissolve.

(d) Investments, Loans, Advances, Guarantees and Acquisitions.

(i) Investments: Except as contemplated in the Merger Agreement, the Maker will not purchase, hold or acquire (including pursuant to any merger with any Person that was not the Maker prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit. Maker shall not create or acquire any subsidiaries.

(ii) Loans, Advances and Guaranties: Maker will not make or permit to exist any loans or advances to, or guarantee any obligations of, any other Person; provided that accounts receivable and other advances made by the Maker to any affiliate, and any agreement to be obligated with respect to its pro rata share of certain centralized operating expenses or with respect to any letter of credit issued on its behalf, and any agreement to indemnify in connection therewith up to such pro rata share, together with any agreement to reimburse such affiliates with respect thereto, shall be permitted.

(e) Restricted Payments. The Maker will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment.

(f) Capital Expenditures. The Maker will not make or commit to make any Capital Expenditure, except Capital Expenditures in the ordinary course of business and to the extent deemed necessary or appropriate in good faith by the Maker in connection with its business and operations.

(g) Transactions with Affiliates. The Maker will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Maker than could be obtained on an arm’s-length basis from unrelated third parties and transactions entered into by the Maker not involving any other affiliate.

(h) Further Assurances; Pledged Equity Interests. If an Event of Default shall have occurred and be continuing, all dividends and other distributions on any pledged Equity Interests shall be paid directly to the Payee and retained by it as part of the Collateral. The Maker hereby expressly authorizes and instructs each issuer of any pledged Equity Interests pledged hereunder to (i) comply with any instruction received by it from the Payee that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Note, without any other or further instructions from the Maker, and (ii) pay any dividend or other payment with respect to any pledged Equity Interests directly to the Payee. Without limiting any rights or powers granted by this Note to the Payee while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Payee is hereby appointed the attorney-in-fact of the Maker for the purpose of carrying out the provisions of this Note and taking any action and executing any instruments that the Payee may deem necessary or advisable to accomplish the purposes, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Payee shall be entitled under this Note to make collections in respect of the Collateral, if an Event of Default shall have occurred and be continuing, the Payee shall have the right and power to receive, endorse and collect all checks made payable to the order of the Maker representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

(i) Cash Management. By no later than 120 days of the Effective Date, the Maker, using commercially reasonable efforts, shall endeavor to obtain and deliver to the Payee and MGP a DACA executed by the Maker and the Maker’s depositary bank, using such depositary bank’s standard form, subject only to such revisions thereto as may be reasonably requested by the Maker, the Payee or MGP. To the extent such DACA or DACAs are obtained pursuant hereto, the Maker will, after obtaining same, use only those accounts which are subject to such DACA or DACAs.

Schedule 1

Legal Names of Maker and PEC

Legal Name	Type of Entity	Jurisdiction of Organization	Mailing Address
ICP Merger Sub, LLC	Limited Liability Company	Delaware	400 Capitol Mall, Suite 2060, Sacramento, CA 95814
Illinois Corn Processing, LLC	Limited Liability Company	Delaware	400 Capitol Mall, Suite 2060, Sacramento, CA 95814
Pacific Ethanol Central, LLC	Limited Liability Company	Delaware	400 Capitol Mall, Suite 2060, Sacramento, CA 95814

Exhibit A

MASTER TERMS AGREEMENT

MASTER TERMS AGREEMENT dated as of July 3, 2017 between Illinois Corn Processing Holdings Inc. (“ICPH”) and MGPI Processing, Inc. (“MGP”, together with ICPH, the “Payees”).

Reference is made to (i) that certain Secured Promissory Note dated as of July 3, 2017 by ICP Merger Sub, LLC (the “Initial Maker”), Illinois Corn Processing, LLC (the “Target”, together with the Initial Maker, the “Makers”) and Pacific Ethanol Central, LLC (“PEC”) in favor of ICPH (the “ICPH Note) and (ii) that certain Secured Promissory Note dated as of July 3, 2017 by Makers and PEC in favor of MGP (the “MGP Note”, together with the ICPH Note, the “Notes”). Capitalized terms used in this Agreement and not otherwise defined are used herein as defined in the Notes.

Section 1. Agreements. Notwithstanding anything in the Notes to the contrary, the parties hereto agree as follows:

(a)      Pari Passu Pro Rata Liens. Notwithstanding anything herein or in any Credit Document to the contrary and notwithstanding the method, manner or order of the creation, attachment or perfection of any Lien (including the order of filing of any UCC financing statements or other Lien perfection documents), all Liens granted to or for the benefit of either Payee pursuant to the Notes, the Mortgage, any DACA or any other Credit Document shall be of equal priority, as between the Payees, and shall be for the pro rata benefit of each Payee, with any proceeds from the Collateral to be allocated between the Payees as provided in Section 1(b) below. Solely for Lien perfection purposes, each Payee (the “Agent Payee”) agrees to act as agent for itself and the other Payee with respect to any Collateral in the custody or control of the Agent Payee or with respect to which the Agent Payee has a Lien, whether such Lien is perfected by the filing of a UCC financing statement or a mortgage or by any other method. Without limiting the foregoing, all Collateral in the possession or control of an Agent Payee shall be possessed or controlled by such Agent Payee as gratuitous bailee for perfection for the benefit of each Payee as secured party so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2), 9-104 and 9-313(c) of the UCC. In this Section 1(a), “control” has the meaning given that term in sections 8-106 and 9-314 of the UCC. Without limiting the foregoing, each Payee hereby appoints ICPH to act as its agent for purposes of perfecting and enforcing any Lien or other rights granted pursuant to the Mortgage, and ICPH agrees to act in such capacity for such purposes.

(b)     Payment Sharing. All amounts and payments of any kind received by either of the Payees under or in respect of the Notes or any other Credit Document shall, whether received by voluntary payment or scheduled payment of principal or interest, or exercise of rights or remedies with respect to the Collateral, be shared ratably among the Payees in proportion to the respective amounts due to them under their respective Notes (any such amounts, the “Shared Payments”). Any Shared Payment received by a Payee to which it is not due shall be segregated and held in trust and promptly paid over to the other Payee in the form received, with any necessary endorsements. If an Event of Default exists, any fees or expenses reasonably incurred by a Payee to collect a Shared Payment shall be shared ratably between the Payees in proportion to the respective amounts due to them under the respective Notes.

(c)     Enforcement.

(i)      If any Event of Default (as defined in either Note or any other Credit Document) shall have occurred and be continuing, ICPH may, but shall not be obligated to (except as provided in this Section 1(c)), take any enforcement action under or with respect to any Credit Document. MGP shall not be entitled to take any enforcement action under or with respect to any Credit Document without ICPH's consent, provided that if a MGP Enforcement Condition has occurred, MGP may (x) take any enforcement action under or with respect to any Credit Document (other than any DACA or the Mortgage) so long as any proceeds of such enforcement action are allocated between the Payees in accordance with Section 1(b) above, and (y) with respect to any DACA or the Mortgage, instruct ICPH in writing, and ICPH, as agent or secured party for ICPH and MGP under such DACA or the Mortgage (as applicable), shall upon receipt of such instruction commence an action to deliver an enforcement notice under such DACA or foreclose the Mortgage (as applicable) or otherwise exercise the rights and remedies under such DACA or Mortgage, or, if ICPH is unwilling to so foreclose on the Mortgage or exercise such rights and remedies under the Mortgage, ICPH shall enter into such agreements as MGP may reasonably request to enable MGP to foreclose the Mortgage or exercise such rights and remedies in its own name; and with any proceeds of such foreclosure or other exercise of rights or remedies being allocated between the Payees in accordance with Section 1(b) above. For purposes of this Section 1(c), an “MGP Enforcement Condition” shall be deemed to occur if any Event of Default (as defined in either Note or any other Credit Document) arises because of a failure to pay principal or interest under any Note (whether at stated maturity, by virtue of acceleration or otherwise) and such Event of Default remains in effect for at least 60 days, unless (A) ICPH shall have commenced and be diligently pursuing in good faith enforcement of the Credit Documents generally (including to foreclose or otherwise realize on all material collateral, other than pledged equity interests), or (B) any bankruptcy or other insolvency proceeding shall have been filed by or against either Maker or PEC.

(ii)     Notwithstanding anything in this Section 1(c) to the contrary, (A) if ICPH commences any foreclosure action or otherwise attempts to realize on any personal property collateral, and without regard to whether an MGP Enforcement Condition has occurred or exists, or (B) if any bankruptcy or other insolvency proceeding shall have been filed by or against either Maker or PEC, and without regard to whether any payment or other Event of Default (as defined immediately above) exists, the duration of such Event of Default, or any other fact or circumstance, MGP may take any such action (including responsive or defensive motions, pleadings, proofs of claim, statements of interest and other filings) which MGP deems necessary to preserve, confirm, continue or protect the validity and enforceability of its liens or rights to the collateral, so long as such action is not inconsistent with the terms of this agreement, and does not contest the liens of ICPH or hinder the exercise of remedies thereby.

(d)     Amendments. No amendment, modification, termination or waiver of any provision of any Note, or consent to any departure by any party therefrom, shall in any event be effective without the written consent of each of ICPH and MGP.

(e)     Mortgage Fees. Any title insurance, recording or similar fees which are payable by a Payee pursuant to its Note in connection with the Mortgage (including any such fees payable by ICPH in its in capacity as agent for the Payees) shall be shared ratably among the Payees in accordance with the original principal amounts of their respective Notes.

Section 2. General. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York. The Payees hereby submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, borough of Manhattan for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be as effective as delivery of an original executed counterpart of this Agreement. This Section 2 shall survive the termination of this Agreement. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

ILLINOIS CORN PROCESSING HOLDINGS INC. By: ___________________________ Name: Title: MGPI PROCESSING, INC. By: ___________________________ Name: Title:

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